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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 22, 2010
BFC FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-09071	59-2022148

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2100 West Cypress Creek Road, Fort Lauderdale, Florida	33309

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 954-940-4900
Not applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     As previously disclosed, National Bank of South Carolina (“NSBC”) commenced foreclosure proceedings related to property at Tradition Hilton Head which served as collateral for a $25 million loan made by NSBC to Core Communities of South Carolina, LLC (“Core SC”), a wholly owned subsidiary of Core Communities, LLC (“Core”). Core is an indirect wholly owned subsidiary of BFC Financial Corporation (the “Company”). Core was secondarily liable to NSBC as a guarantor for the loan, and Synovus Bank (successor by merger to NSBC) commenced an action to enforce Core’s guarantee. With Core’s concurrence, the property which served as collateral for the loan was placed under the control of a court-appointed receiver. As of September 30, 2010, the book value of the property reflected on the financial statements of the Company was approximately $35.5 million.
     On December 22, 2010, Core and Core SC, on the one hand, and Synovus Bank, on the other hand, executed agreements, including, without limitation, a Deed in Lieu of Foreclosure Agreement, which resolved the pending litigation and the foreclosure disputes between them. Pursuant to the agreements, Core SC transferred to Synovus Bank all of Core SC’s right, title and interest in and to the property which served as collateral for the loan as well as certain additional real and personal property which had a book value as of September 30, 2010 of approximately $1.0 million. Subject to certain conditions, Synovus Bank released Core and Core SC from any claims arising from or relating to the loan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BFC FINANCIAL CORPORATION
Date: December 27, 2010	By:	/s/ John K. Grelle
John K. Grelle,
Executive Vice President and Chief Financial Officer